	James M. Halley Q.C., 2	Derek J. Mullan, Q.C.	R. Stuart Wells
	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.	William A. Ruskin, 1
	Patrick A. Williams	Alexander Petrenko	Bernard Pinsky, 4
	Roy A. Nieuwenburg	William C. Helgason	William D. Holder
	Nigel P. Kent, 1	Douglas W. Lahay	David W. Kington
	Diane M. Bell	Anne L.B. Kober	R. Brock Johnston
	Neil P. Melliship	Kenneth K.C. Ing, 11, 13	Darren T. Donnelly
	Mark S. Weintraub	Neo J. Tuytel	Kevin J. MacDonald
	Don C. Sihota	R. Barry Fraser	James A. Speakman
	Kerstin R. Tapping	Ethan P. Minsky, 6, 7, 9	Brock H. Smith
	Nicole M. Byres	Peter Kenward	D. Lawrence Munn, 8
	John C. Fiddick	R. Glen Boswall	Virgil Z. Hlus, 4
	Stewart L. Muglich, 8	Samantha Ip	Jonathan L.S. Hodes, 1, 5
	Gwendoline Allison	Aaron B. Singer	L.K. Larry Yen, 10
	Peter M. Tolensky	Amy A. Mortimore	Jane Glanville
	Richard T. Weiland	Allyson L. Baker, 3	Warren G. Brazier, 4
	Veronica P. Franco	Krista Prockiw	Jeffrey F. Vicq, 15
	Brent C. Clark	Conrad Y. Nest, 10	C. Michelle Tribe
	James T. Bryce	Jonathan C. Lotz	Cam McTavish
	Lisa D. Hobman	Valerie S. Dixon	Niamh Pollak, 14
	Satinder K. Sidhu	Tasha L. Coulter	Kari Richardson
	Vikram Dhir, 1	Adam M. Dlin	Marta C. Davidson
	Rina J. Jaswal	Sarah W. Jones	Michal Jaworski
	Jun Ho Song, 4, 8, 16	Shauna K.H. Towriss	R. Brad Kielmann
	Kyle M. Wilson	Kristine P. All	Pratibha Sharma
	Angela M. Blake	Seva Batkin	David A. Hunter

Our File No. 32271.0001 / CW2382802.1	Associate Counsel: Michael J. Roman

February 9, 2009 Yellowcake Mining Inc. 598 - 999 Canada Place, Vancouver, BC V6E 3Z3	Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada	United States	International
	1 Alberta	4 California	11 Hong Kong
	2 Manitoba	5 Colorado	12 South Africa
	3 Ontario	6 District of Columbia	13 United Kingdom
	15 Saskatchewan	7 Florida	14 Ireland
8 New York
9 Virginia
10 Washington
16 Nevada

Dear Sirs/Mesdames:

Re:	Yellowcake Mining Inc. - Registration Statement on
Form S-1/A filed February 9, 2009

                    We have acted as counsel to Yellowcake Mining Inc (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1/A on February 9, 2009 (the “Registration Statement”). As further described in the Registration Statement, the Company is registering, under the Securities Act of 1933, up to 9,011,625 common shares of the Company, without par value, (the “Registered Shares”) for resale by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) as follows:

(a)	up to 5,860,000 shares of the Company's common stock issued to the Selling Shareholders in private placements on February 20, 2007 and February 28, 2007;

(b)	up to 221,625 shares of the Company's common stock issued to the Selling Shareholders in connection with the private placements that closed on February 20, 2007 and February 28, 2007; and,

(c)

up to 2,930,000 shares of the Company's common stock which may be issued to the Selling Shareholders upon the exercise of certain share purchase warrants issued in connection with the private placements on February 20, 2007 and February 28, 2007.

In connection with this opinion, we have examined the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company, as amended and restated;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and,

(e)	The Prospectus (the “Prospectus”) constituting a part of the Registration Statement.

                    In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

                    We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

                    Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares that are currently outstanding, have been duly and validly authorized and issued, and are fully paid and non-assessable. We are also of the opinion that any Registered Shares to be issued through the exercise of warrants, once issued in accordance with their terms, including payment of the exercise price, will be duly and validly authorized and issued, fully paid and non-assessable.

                    This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP